EXHIBIT 23


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Technisource, Inc.
Fort Lauderdale, Florida

We consent to the incorporation by reference in the registration statement (No. 333-66787) on Form S-8 of Technisource, Inc. of our report dated February 13, 2001, relating to the consolidated balance sheets of Technisource, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Technisource, Inc.


                                       KPMG LLP


Fort Lauderdale, Florida
February 13, 2001